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                                                                    Exhibit 10.7


                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made as of the 1st day of March, 1993, by and between FTP Software, Inc., a Massachusetts corporation with its principal place of business located at 2 High Street, North Andover, MA 01845 (hereinafter referred to as "FTP") and David H. Zirkle, an individual residing at 6 Quimby Lane, Atkinson, NH 03811 (hereinafter referred to as "Zirkle").

     WHEREAS, FTP currently employs Zirkle in the capacity of President and Chief Executive Officer pursuant to an Employment Agreement dated November 6, 1992 (hereinafter referred to as the "Prior Agreement"), a copy of which is annexed hereto as Exhibit 1; and

     WHEREAS, FTP and Zirkle desire to amend the terms and conditions pursuant to which Zirkle will remain as President and Chief Executive Officer of FTP;

     NOW THEREFORE, in consideration of these premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. FTP shall continue the employment of Zirkle as its President and Chief Executive Officer for a period of two (2) years commencing March 1, 1993, and Zirkle hereby accepts such continuing employment. As President and Chief Executive Officer, Zirkle shall devote his full time and effort to the affairs of FTP and shall have the maximum authority permitted under FTP's Articles of Organization and By-Laws, as well as under the laws of the Commonwealth of Massachusetts governing corporations.

2. As compensation for the services to be performed by Zirkle as President and Chief Executive Officer of FTP pursuant to Paragraph 1 hereof, FTP shall:

     A. Pay to Zirkle an aggregate base salary in the sum of Four Hundred Thirty Thousand ($430,000.00) Dollars (hereinafter referred to as the "Base Salary"), which shall be subject to periodic increases (hereinafter referred to as the "Adjusted Base Salary") by FTP's Board of Directors. Except as otherwise provided for herein, the Base Salary and Adjusted Base Salary shall be payable in equal installments over the term of employment specified in Paragraph 1 hereof, consistent with FTP's current payroll practices for executive employees:

     B. Pay to Zirkle full incentive and bonus compensation as is provided to other executive officers under FTP's Executive Compensation Plan, a copy of which is annexed hereto as Exhibit 2 and made a part hereof; and

     C. Provide such other benefits as is provided to its other executive officers.
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3.   In the event FTP breaches any material term or condition of this Agreement or Zirkle is removed as a director, President and/or Chief Executive Officer of FTP prior to February 28, 1995, for any reason other than his breach of this Agreement or his commission of (i) a felony; or (ii) an act of fraud or dishonesty against FTP, FTP shall immediately pay to Zirkle the greater of:

     A. All sums which may have otherwise become due and payable to or for the benefit of Zirkle under this Agreement (including FTP's obligations, contingent or otherwise under Paragraphs 3D, 3E and 4 of the Prior Agreement); or

     B. An amount equal to Twenty Five (25%) Percent of the greater of the Base Salary or the Adjusted Base Salary.

4. Zirkle, as a material inducement to FTP to enter into this Agreement, shall promptly enter into FTP's standard confidentiality and inventions agreements.

5. If, during the term of this Agreement, more than Fifty (50%) Percent of FTP's issued and outstanding shares of voting equity securities are acquired or accumulated by any person, firm, entity or "control" group (as that term is defined under the Securities Exchange Act of 1934, as amended) in a transaction or series of transactions which did not receive the prior approval or consent of FTP's then constituted board of directors, the term of this Agreement shall automatically be extended for a period of two (2) years from the date of such acquisition or accumulation with a base salary equal to the greater of the Base Salary or the Adjusted Base Salary. In connection with any such extension, all unexercised stock options previously issued to Zirkle shall immediately vest and shall remain exercisable for the remainder of their stated life, regardless of his continued employment or any term or condition contained in the stock options which would cause the earlier termination in the event of his termination of employment

6. All notices required or permitted to be given under this Agreement shall be in writing and personally or electronically delivered, or sent by certified mail, return receipt requested, postage prepaid. Notice to either party shall be delivered to his or its address as first specified above, or to such other address as such party shall designate by notice to the other. Notices shall be effective on the earlier of delivery or, if mailed, three (3) days after mailing in accordance with this Paragraph 6.

7. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and, except as herein provided, supersedes all prior discussions, understandings, dealings and agreements relating thereto, including the Employment Agreement between the parties dated November 6, 1992. It is specifically agreed and understood, however, that Paragraphs 3D, 3E and 4 of the Prior Agreement shall survive the execution of this Agreement and shall remain in full force and effect as though incorporated herein.

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8.   No waiver, amendment or modification of or to this Agreement shall be enforceable unless in writing and signed by the both parties. The waiver of any breach of this Agreement shall not constitute a waiver of any future breach.

9. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts consistent with contracts executed and to be performed therein. The parties consent to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts in connection with any dispute or controversy arising hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     /s/ David H. Zirkle
                                     -------------------------------
                                     David Zirkle


                                     FTP Software, Inc.


                                     By: /s/ Nancy L. Connor
                                         ---------------------------

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